SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2004

VIISAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-21559	04-3320515
(Commission file number)	(I.R.S. employer identification no.)

296 Concord Road, Billerica, Massachusetts 01821

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 932-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2004, Viisage Technology, Inc. (“Viisage”) entered into a Loan and Security Agreement (the “Loan Agreement”) by and among Viisage, Citizens Bank of Massachusetts and the following wholly-owned subsidiaries of Viisage: Imaging Automation, Inc., Trans Digital Technologies Corporation and Biometrica Systems, Inc. The Loan Agreement permits Viisage to borrow up to $25,000,000, subject to certain financial covenants which may restrict the amounts borrowed. Any amounts borrowed under the Loan Agreement bear interest at the rate of the Bank’s prime rate minus 0.25% or the London Interbank Offered Rate (LIBOR) plus 2.5%, at Viisage’s option, and must be repaid on or before May 30, 2007. Currently, there are no borrowings outstanding under the Loan Agreement.

In accordance with the Loan Agreement, borrowings are secured by the inventory, receivables, equipment and other business assets (excluding intellectual property) of Viisage and its subsidiaries. Viisage is required to maintain the following financial covenants under the Loan Agreement:

•	The ratio of Viisage’s cash, cash equivalents and billed accounts receivable to the sum of its current liabilities plus outstanding bank loans and letters of credit may not be less than 1.50:1.0 at the end of any fiscal quarter, commencing December 31, 2004;

•	The ratio of Viisage’s cash, cash equivalents and billed accounts receivable to the sum of its adjusted current liabilities (as defined in the Loan Agreement) plus outstanding bank loans and letters of credit may not be less than 1.0:1.0 at the end of any fiscal quarter, commencing December 31, 2004;

•	Viisage’s earnings before taxes, interest and depreciation and amortization (“EBITDA”) may not be less than $2,500,000 for the fiscal quarters ending December 31, 2004 and March 27, 2005, nor less than $2,750,000 for the fiscal quarters ending June 26, 2005 and September 25, 2005, nor less than $3,000,000 for the fiscal quarter ending December 31, 2005 or any fiscal quarter thereafter;

•	The ratio of Viisage’s total indebtedness (as defined in the Loan Agreement) to its EBITDA may not be more than: 2.50:1.0 for the trailing twelve month periods ending December 31, 2004, March 27, 2005, June 26, 2005 and September 25, 2005, nor more than 2.0:1.0 for the trailing twelve month period ending on each fiscal quarter commencing December 31, 2005; and

•	The ratio of Viisage’s cash flow to its fixed charges may not be less than 1.5:1.0 for the trailing twelve-month period ending on the last day of any fiscal quarter commencing December 31, 2004.

The terms of the Loan Agreement, among other things, limit the ability of Viisage and its subsidiaries to (i) incur, assume or guarantee additional indebtedness, (ii) pay dividends or repurchase capital stock, (iii) incur liens upon the collateral pledged to the bank, (iv) sell or otherwise dispose of assets, including capital stock of subsidiaries, (v) merge, consolidate, sell or otherwise dispose of substantially all Viisage’s assets, (vi) enter into transactions with affiliates, and (vii) make acquisitions other than permitted acquisitions (as defined in the Loan Agreement). These covenants are subject to a number of important exceptions and qualifications. The Loan Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment, breach of covenants or other

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agreements in the Loan Agreement, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs, the bank may declare all outstanding indebtedness under the Loan Agreement to be due and payable.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Loan Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached to this Current Report as Exhibit 10.62.

Item 1.02. Termination of a Material Definitive Agreement.

On December 16, 2004, Viisage repaid all obligations outstanding under the Third Amended and Restated Loan Agreement dated February 27, 2004 between Viisage and Commerce Bank & Trust Co. Principal and interest then outstanding of approximately $7.7 million, plus prepayment penalties of approximately $217,000, was repaid with cash on hand. In connection with this repayment, Commerce Bank & Trust Co. released its security interests in Viisage’s assets.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The Exhibit Index hereto is incorporated into this 9.01 by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIISAGE TECHNOLOGY, INC.

Date: December 20, 2004	By:	/s/ William K. Aulet
William K. Aulet
Senior Vice President and
Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
10.62	Loan and Security Agreement dated as of December 14, 2004 by and among Viisage Technology, Inc., Imaging Automation, Inc., Trans Digital Technologies Corporation, Biometrica Systems, Inc. and Citizens Bank of Massachusetts.